Exhibit 99.1

         Gulf Resources Signs Letter of Intent with Southwest Synthetic
                         Pharmaceutical Corporation Ltd.

  Bromine based Compounds from Gulf Resources subsidiary "SYCI" to be utilized for Southwest Pharmaceuticals Production

LOS ANGELES and SHANDONG, China, September 11, 2007 - Gulf Resources (OTC bulletin board: GUFR) announced today that its wholly-owned subsidiary, Shouguang Yuxin Chemical Industry Company Limited ("SYCI"), has signed a letter of intent with Southwest Synthetic Pharmaceutical Corporation Ltd. and until a purchase agreement is formalized neither party has an obligation. The relationship contemplated calls for "SYCI" to become a supplier of a chemical compound named 3.4.5-Trimethoxybenzaldehyde (T.M.B.) to Southwest. T.M.B.'s are produced from bromine and provides Gulf Resources with the opportunity to become vertically integrated while driving end customer costs. T.M.B. is currently utilized as an intermediary to produce a line of T.M.P. anti-biotic drugs at Southwest's production facility.

Gulf Resources Inc. CEO Mr. Ming Yang commented that, "This contemplated relationship is aimed at leveraging SYCI's core research and development competencies with our bromine production capabilities to segway into new compounds utilized in pharmaceutical products. Currently, only four companies possess the T.M.B. formula and Professor Ji, our partner from East China University of Science and Technology is the fourth. Our recently signed partnership enables us to utilize this formula for commercialization. Establishing a relationship with a large, well established Company like Southwest Synthetic Pharmaceutical Corporation Ltd. is an endorsement for our entire organization and our new research capabilities. Currently Southwest Synthetic Pharmaceutical utilizes approximately 500 tons of T.M.B annually, equating to approximately $7.5 million in product purchases. Further, our research shows that global demand for T.M.B's is approximately 5,000 tons while current production supply is between 3,500 and 4,000 tons, creating additional opportunities to gain market share."

Founded in 1965 and based in Chongging City, Southwest Synthetic Pharmaceutical Corporation Ltd. is one of the largest developers, manufacturers and exporters of pharmaceuticals in West China. The Company was listed on the Shenzhen Stock Exchange in 1997 with the trading code 000788 and in 2006 its revenues were $65 million.

Southwest Synthetic Pharmaceutical Corporation Ltd. produces a broad portfolio of both bulk pharmaceuticals and preparation compounds through its GMP certified facility. Four of its products are approved by U.S. FDA, including Sulfamethazine, Trimethoprim, Sulfamethoxazole, Sulfamethazine Sodium, and another four have been registered in the European Directorate for the Quality of Medicines, including Sulfadimidine, Trimethoprim, Sulfamethoxazole, and Sulfadiazine. The Company also maintains products registered and approved in Canada, Russia, and India.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries: SCHC which is engaged in manufacturing and trading Bromine and Crude Salt in China. Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture, and SYCI which manufactures chemical products utilized in oil & gas field explorations and as papermaking chemical agents. For more information, please visit http://www.gulfresourcesco.com .

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Safe Harbor Statement:

Certain statements in this news release may contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to this contemplated relationship with Southwest Synthetic Pharmaceutical Corporation Ltd., the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:

     Ethan Chuang, Gulf Resources
     Tel:   +1-714-858-1147
     Email: Ethan@gulfresourcesco.com

     Matthew Hayden, HC International
     Tel:   +1-858-704-5065
     Email: matt@haydenir.com

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